Exhibit 21

Subsidiaries of the Registrant

Parent

Cascade Financial Corporation

Subsidiaries	Percentage of Ownership	Jurisdiction or State of Incorporation

Cascade Bank	100%	Washington
Cascade Capital Trust I	100%	Delaware
Cascade Capital Trust II	100%	Delaware
Cascade Capital Trust III	100%	Delaware